EXHIBIT 3.1(b)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NORTHEAST (USA) Corp.

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NORTHEAST  (USA)  CORP.,  a Delaware  corporation  (the  "Corporation"),  hereby certifies as follows:

1.  The name of the Corporation is Northeast (USA) Corp.

2. The board of directors of the Corporation, at a meeting held on August 5, 1999, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

         RESOLVED,   that  the  Certificate   of   Incorporation  of  Northeast
         (USA) Corp. be amended by changing the FIRST Article thereof so that, as amended, said Article shall be and read as follows:

               "FIRST: The name of the corporation is Buy It Cheap.com, Inc."

3. In lieu of a meeting, a majority of the shareholders of the Corporation entitled to vote thereon consented in writing to the foregoing amendment, as of December 1, 1999, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

4. The foregoing amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf by its duly authorized officer this 1st day of December, 1999.

                                            NORTHEAST (USA) CORP.


                                            By: /s/Stephen E. Roman
                                               ________________________________
                                                Stephen E. Roman, Jr., President